Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14C
(Form Type)
Paycor HCM, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$4,219,285,966.33	.00015310	$645,972.68

Fees Previously Paid	$0		$0

Total Transaction Valuation	$4,219,285,966.33

Total Fees Due for Filing			$645,972.68

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$645,972.68

(1)
Aggregate number of securities to which transaction applies: As of January 29, 2025, the maximum number of shares of Common Stock, par value $0.001 per share (the “Company Stock”), of Paycor HCM, Inc. to which this transaction applies is estimated to be 187,557,284, which consists of (1) 181,771,948 shares of Company Stock entitled to receive the per share merger consideration of $22.50; (2) 36,789 shares of Company Stock underlying outstanding and unexercised options that have an exercise price that is less than $22.50 entitled to receive the per share merger consideration of $22.50 less any applicable exercise price; (3) 5,641,547 shares of Company Stock underlying outstanding restricted stock units and performance-based restricted stock units which may be entitled to receive the per share merger consideration of $22.50; and (4) 107,000 additional shares of Company Stock reserved for issuance pursuant to the employee stock purchase plan.

(2)
Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (1) the product of 181,771,948 shares of Company Stock entitled to receive the per share merger consideration and the per share merger consideration of $22.50; plus (2) the product of 36,789 shares of Company Stock underlying outstanding and unexercised options that have an exercise price that is less than $22.50 and $2.03 (which is the difference between the per share merger consideration of $22.50 and the weighted average exercise price of such outstanding and unexercised options); plus (3) the product of 5,641,547 shares of Company Stock underlying outstanding restricted stock units and performance-based restricted stock units and the per share merger consideration of $22.50; plus (4) the product of 107,000 shares of Company Stock reserved for issuance pursuant to the employee stock purchase plan and the per share merger consideration of $22.50. In accordance with Rule
0-11
of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00015310.